Exhibit 4.3

Certificate No. ___________

CONVERTIBLE DEBENTURE

OF

COMMUNITY WEST BANCSHARES

ISSUE OF 9% CONVERTIBLE SUBORDINATED DEBENTURE DUE [MATURITY DATE]

OF $[___________] PRINCIPAL SUM

No. __________________	Principal Amount $_____________

CONVERTIBLE DEBENTURE

COMMUNITY WEST BANCSHARES
A California Corporation

NOW, THEREFORE, it is hereby covenanted, agreed and declared as follows:

ARTICLE I
INTERPRETATION

1.1.	Definitions. In this Debenture, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings namely:

(a)	“Affected Serial Debentures” has the meaning ascribed to that term in Section 6.1.

(b)	“Bank” means Community West Bank, National Association, a wholly-owned bank subsidiary of the Corporation;

(c)
“Bank Regulator” means any federal or state banking regulator which regulates the Corporation and/or the Bank, including, but not limited to, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the California Department of Financial Institutions, and any successor agency thereto.

(d)	“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions are closed in the State of California, California;

(e)	“Common Shares” means the shares of no par value common stock of the Corporation as such shares are constituted on the date hereof;

(f)	“Corporation” means Community West Bancshares, a California corporation, and its successors and assigns;

(g)
“Control” shall have the meaning ascribed to this term in the Change in Bank Control Act, as amended (12 U.S.C. §1817(j)), and the implementing regulations of any applicable Bank Regulator(s), including but not limited to Regulation Y of the Federal Reserve Board (12 C.F.R. Part 225) and Section 5.50 of the regulations of the Office of the Comptroller of the Currency.

(h)	“Conversion” has the meaning ascribed to that term in Section 4.1.

(i)	“Conversion Notice” has the meaning ascribed to that term in Section 4.1 hereof;

(j)
“Conversion Price” means the price per Debenture Share at which the Principal Amount outstanding under this Debenture shall from time to time be convertible into Common Shares pursuant to a Conversion, being $3.50 per Debenture Share if converted on or before July 1, 2013, at $4.50 per Debenture Share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per Debenture Share if converted during the period from July 2, 2016 to the Maturity Date.

(k)	“Debenture Liabilities” has the meaning ascribed to that term in Section 8.1.

(l)	“Debenture Shares” means the Common Shares issuable upon the due conversion of Debentures;

(m)
“this Debenture”, the “Debenture”, “herein”, “hereby”, “hereof”, “hereto”, “hereunder” and similar expressions mean or refer to this convertible, subordinated, unsecured debenture and any debenture, deed or instrument supplemental or ancillary thereto and any schedules hereto or thereto and not to any particular article, section, subsection, clause, subclause or other portion hereof; the “Debentures” means this Debenture together with all others, being part of a series of like debentures except as to the principal amount thereof;

(n)	“Enforcement Agent” has the meaning ascribed to that term in Section 6.1.

(o)	“Event of Default” means any of the events specified in Section 5.1 hereof;

(p)	“Holder” or “Debentureholder” has the meaning ascribed hereto in Section 2.1 hereof;

(q)	“Maturity Date” means [MATURITY DATE];

(r)	“Partial Redemption Amount” has the meaning ascribed to that term in Section 2.2.

(s)	“Partial Redemption Date” has the meaning ascribed to that term in Section 2.2.

(t)
“person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof;

(u)	“Principal Amount” means the amount specified on page 1 as the Principal Sum represented by this Debenture;

(v)	“Redemption Amount” has the meaning ascribed to that term in Section 2.2 hereof;

(w)	“Redemption Date” has the meaning ascribed to that term in Section 2.2 hereof;

(x)	“Senior Creditor” means a holder or holders of Senior Indebtedness and includes any representative or representatives, agent or agents or trustee or trustees of any such holder or holders;

(y)
“Senior Indebtedness” means all obligations, liabilities and indebtedness of the Corporation and its subsidiaries which would, in accordance with GAAP, be classified upon a consolidated balance sheet of the Corporation as liabilities of the Corporation or its subsidiaries and, whether or not so classified, shall include (without duplication): (a) indebtedness of the Corporation or its subsidiaries for borrowed money; (b) obligations of the Corporation or its subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of the Corporation or its subsidiaries arising pursuant or in relation to bankers’ acceptances, letters of credit and letters of guarantee (including payment and reimbursement obligations in respect thereof) or indemnities issued in connection therewith; (d) obligations of the Corporation or its subsidiaries under any swap, hedging or other similar contracts or arrangements; (e) obligations of the Corporation or its subsidiaries under guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the Senior Indebtedness or other obligations of any other person which would otherwise constitute Senior Indebtedness within the meaning of this definition; (f) all indebtedness of the Corporation or its subsidiaries representing the deferred purchase price of any property including, without limitation, purchase money mortgages; (g) accounts payable to trade creditors; (h) all renewals, extensions and refinancing of any of the foregoing; and (i) all costs and expenses incurred by or on behalf of the holder of any Senior Indebtedness in enforcing payment or collection of any such Senior Indebtedness, including enforcing any security interest securing the same. “Senior Indebtedness” shall not include any indebtedness that would otherwise be Senior Indebtedness if it is expressly stated to be subordinate to or rank pari passu with the Debenture;

(z)
“Senior Security” means all mortgages, liens, pledges, charges (whether fixed or floating), security interests or other encumbrances of any kind, contingent or absolute, held by or on behalf of any Senior Creditor and in any manner securing any Senior Indebtedness;

(aa)	“Serial Debentures” has the meaning ascribed to that term in Section 6.1.

1.2.	Gender. Whenever used in this Debenture, words implying the singular number only shall include the plural, and vice versa, and words implying the masculine gender shall include the feminine gender.

1.3.
Numbering of Articles, etc.  Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause, subclause or schedule refers to the article, section, subsection, clause, subclause or schedule bearing that number or letter in this Debenture.

1.4.
Day not a Business Day.  In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.  If the payment of any amount is deferred for any period, then such period shall be included for purposes of the computation of any interest payable hereunder.

1.5.
Computation of Time Period.  Except to the extent otherwise provided herein, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE II
PROMISE TO PAY

2.1.
Indebtedness.  The Corporation, for value received, and in consideration of the premises hereinafter set forth hereby acknowledges itself indebted and promises and covenants to pay to _____________________, the registered holder hereof for the time being (the “Holder”):

(a)
That amount of the Principal Amount outstanding on [MATURITY DATE] (the “Maturity Date”) or sooner in accordance with Section 2.2 or upon the occurrence of an Event of Default or upon such other date as specified herein, subject to the reduction of such Principal Amount from time to time upon the exercise of the conversion rights set out in Article IV hereof or upon prepayment as permitted hereunder, at the principal office of the Corporation in Goleta, California or at the Corporation’s option by check mailed to the address of the Holder as it appears on the Corporation’s books and records;

(b)
interest on any monies owing by the Corporation to the Holder hereunder on the dates specified herein at the principal office of the Corporation in Goleta, California or at the Corporation’s option by check mailed to the address of the Holder as it appears on the Corporation’s books and records, all as specifically calculated hereunder; and

(c)	all other monies which may be owing by the Corporation to the Holder pursuant to this Debenture on the dates and in the manner specified herein.

2.2.
Early Redemption.  On or after January 1, 2014, this Debenture may be prepaid in whole prior to the Maturity Date at the Corporation’s option, in its sole discretion, by providing the Holder with at least thirty (30) days prior written notice, for an amount equal to the sum of the following: (i) the Principal Amount then outstanding and (ii) the accrued and unpaid interest to the date fixed by the Corporation for early redemption (the “Redemption Date”) (the sum of (i) and (ii) (being the “Redemption Amount”).

Notice of redemption shall be sent to the Holder not less than thirty (30) days prior to the Redemption Date and shall state:

(a)	the Redemption Date; and

(b)	the place where this Debenture is to be surrendered for payment of the Redemption Amount thereof.

Notice of redemption having been given as aforesaid, this Debenture shall, on the Redemption Date, become due and payable at the Principal Amount thereof and on and after such date such Debentures shall only bear interest if the Corporation shall default in the payment of, or fail to tender, the Redemption Amount on the Redemption Date.  Upon surrender of this Debenture for redemption in accordance with such notice, the Redemption Amount shall be paid by the Corporation.  In addition, and for greater certainty, until this Debenture has been redeemed in accordance with this Section 2.2, the Holder retains the right to convert the Principal Amount to Common Shares in accordance with Article IV hereof.

This Debenture may also be prepaid in part.  Notice of partial redemption shall be in writing and sent to the Holder not less than thirty (30) days prior to the date set for such partial redemption (the “Partial Redemption Date”) and shall state:

(a)	the Partial Redemption Date;

(b)	the amount of such partial redemption (the “Partial Redemption Amount”); and

(c)	the place where this Debenture is to be surrendered for payment of the partial redemption amount thereof.

Notice of partial redemption having been given as aforesaid, this Debenture shall, on the Partial Redemption Date, become due and payable as to the Partial Redemption Amount thereof and on and after such date this Debenture shall only bear interest on the remaining Principal Amount.  Upon surrender of this Debenture for partial redemption in accordance with such notice, this Debenture shall be replaced with a new Debenture evidencing the remaining Principal Amount.

ARTICLE III
INTEREST

3.1
Calculation and Payment of Interest, etc.  The Corporation shall pay interest on the Principal Amount at the rate of  9.00% per annum, calculated through the last day of the calendar quarter ending December 31, March 31, June 30 and September 30 and payable on January 15, April 15, July 15 and October 15 of each year this Debenture remains outstanding (less any tax required by law to be deducted or withheld), provided, however, that if any payment of principal or interest becomes due on a day that is not a Business Day, such payment shall be made not later than the next succeeding Business Day.

3.2
Deferral of Interest.  Notwithstanding anything herein to the contrary, interest payments hereunder may be deferred for so long as the Corporation is required to defer interest payments hereunder by any law, regulation, policy, pronouncement, statement or action of any applicable Bank Regulator(s) or the Bank is prohibited from declaring and paying dividends to the Corporation in an amount sufficient to cover interest payments on all Serial Debentures, and such failure to pay interest hereunder during this period of deferral shall not constitute an Event of Default under Section 5.1 hereof. Upon the expiration of any such deferral period, all deferred interest shall be payable forthwith without demand by the Holder, provided, however, that, prior to such payment,  the Holder may convert any interest amount so deferred into Common Shares in accordance with Article IV.

ARTICLE IV
CONVERSION OF DEBENTURE

4.1
Conversion.  This Debenture shall not be convertible and the Holder shall not be entitled to a Conversion if upon issuance of the Debenture Shares, the Holder would be deemed or presumed to Control the Corporation or the Bank, unless and until such time that the Holder has been approved by the applicable Bank Regulator(s) to acquire the Debenture Shares subject to a Conversion or partial Conversion.  If the Holder would not be deemed or presumed to have acquired Control of the Corporation or the Bank as a result of receiving the Debenture Shares subject to a Conversion or Partial Conversion, the Holder may, at its election, upon surrender (either in person, by mail (postage prepaid) or other means of delivery) of this Debenture along with a completed notice of conversion (the “Conversion Notice”) in the form attached hereto as Schedule “A” at the principal office of the Corporation in Goleta, California at any time prior to the close of business on the Maturity Date, or the Redemption Date, as the case may be, convert that portion of the Principal Amount and any accrued but unpaid interest so surrendered into Debenture Shares (without adjustment for interest accrued but unpaid hereon or for dividends on Common Shares issuable upon conversion) (“Conversion”).  Debentures may be converted on or prior to the Maturity Date or the Redemption Date, as the case may be, at a conversion price equal to the Conversion Price per Debenture Share.  The delivery of the Conversion Notice duly executed by the Holder and the surrender of the Debenture shall be deemed to constitute a contract between the Holder and the Corporation whereby (i) the Holder subscribes for the number of Debenture Shares which he shall be entitled to receive upon such Conversion, (ii) the Holder releases the Corporation from all liability thereon or from all liability with respect to the portion of the Principal Amount thereof to be converted, as the case may be, and (iii) the Corporation agrees that the surrender of the Debenture for Conversion constitutes full payment of the subscription price for the Debenture Shares issuable on such Conversion and that the Debenture Shares will be issued as fully paid and non-assessable Common Shares in the capital of the Corporation.

As promptly as possible after receipt of the Conversion Notice and the Debenture but subject to Section 4.3 hereto, the Corporation shall issue or cause to be issued and deliver or cause to be delivered to the Holder a certificate or certificates in the name or names of the person or persons specified in the Conversion Notice for the number of Debenture Shares deliverable upon the Conversion. Upon completion of the conversion transaction, the rights of the Holder to receive, in respect of the amount hereof so converted, the Principal Amount and interest thereon, shall cease and the Holder or the other person or persons in whose name or names any certificate or certificates for Common Shares shall be deliverable upon such Conversion shall be deemed to have become on such date the holder or holders of record of such Common Shares represented thereby.  Interest will be payable on the Principal Amount up to the date of Conversion.

In the event that only a portion of the Principal Amount is subject to Conversion, the Holder will be entitled to receive a replacement Debenture representing the Principal Amount not subject to Conversion on the same terms and provisions contained herein.  In this event, interest shall continue to be payable on the remainder of the Principal Amount.

4.2	Adjustment.

(a)
If and whenever the Corporation shall (i) subdivide or redivide the outstanding Common Shares into a greater number of Common Shares; (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares; (iii) issue any Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend or stock split, the number of Common Shares which may be acquired pursuant to this Article IV on and at any time after the effective date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Shares by way of a stock dividend, as the case may be, shall be increased, in the case of the events referred to in (i) and (iii) above, in the proportion which the number of Common Shares outstanding before such subdivision, redivision or dividend bears to the number of Common Shares outstanding after such subdivision, redivision or dividend, or shall be decreased, in the case of the events referred to in (ii) above, in the proportion which the number of Common Shares outstanding before such reduction, combination, or consolidation bears to the number of Common Shares outstanding after such reduction, combination or consolidation and in each case the price at which the Conversion shall occur will be adjusted to reflect the change in the number of Common Shares that become issuable under this Article IV.  Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date fixed for such stock dividend or stock split for the purpose of calculating the number of outstanding Common Shares under this Section 4.2(a).

(b)
If, at any time, the Holder exercises its conversion rights before the record date and before the occurrence of an event, for which this Section 4.2 requires that an adjustment shall become effective immediately before the record date for such event, the Corporation may defer issuing to the Holder the additional Common Shares issuable upon such conversion, by reason of the adjustment required by such event, until the occurrence of such event.  In the event of such an adjustment, the Corporation shall deliver to the Holder an appropriate instrument evidencing the Holder’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favor of the holders of Common Shares on and before the date of conversion or such later date as such Holder would, but for the provisions of this Section 4.2, have become the holder of record of such additional Common Shares.

(c)
If a dispute shall at any time arise with respect to adjustments of the Conversion Price or the number of Common Shares issuable upon the conversion of this Debenture, such disputes shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act, by such other firm of independent certified public accountants accredited by the United States Public Company Accounting Oversight Board as may be selected by the directors of the Corporation and any such determination shall be conclusive evidence of the correctness of any adjustment made pursuant to this Section 4.2 and shall be binding upon the Corporation and the Holder.

4.3
No Fractional Common Shares.  Notwithstanding anything herein contained, the Corporation shall in no case be required to issue fractional Common Shares or to pay any cash adjustment in lieu of any fractional Common Share upon the conversion of the Debenture.  Any fractions will be rounded to the nearest whole number with fractions of one-half or greater being rounded to the next higher whole number and fractions of less than one-half being rounded to the next lower whole number.

4.4
Reservation of Common Shares.  The Corporation shall at all times while the Debenture remains convertible into Debenture Shares as herein provided, reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the conversion of the Debenture, such number of Common Shares as shall from time to time be sufficient to effect the conversion of the Debenture.  In the event that the Corporation does not have available such number of Common Shares required to satisfy full conversion of this Debenture into Debenture Shares, the Corporation agrees to hold a special meeting of shareholders in order to increase the number of Common Shares authorized and reserved in order to meet its obligations hereunder.

ARTICLE V
DEFAULT

5.1	Acceleration of Maturity on Default. Upon the happening of any one or more of the following events (herein sometimes called “Events of Default”) namely:

(a)
if the Corporation fails to pay interest to the Holder hereof for two consecutive quarters when due under the Debenture at the place and in the currency in which such amount is expressed to be payable provided, however, that the failure to pay interest on the Debentures does not result from compliance by the Corporation or the Bank with, any law, regulation, policy, pronouncement, statement or action of any applicable Bank Regulator(s);

(b)
if the Corporation does not pay on the Maturity Date any principal, interest or other amount payable by it under the Debenture at the place and in the currency in which such amount is expressed to be payable provided, however, that the failure to pay principal, interest or other amount payable by it under the Debenture does not result from compliance by the Corporation or the Bank with, any law, regulation, policy, pronouncement, statement or action of any applicable Bank Regulator(s);

(c)
if the Corporation makes a general assignment for the benefit of creditors; or any proceeding is instituted by it seeking relief as debtor, or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts or for an order for similar relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under any statutes relating to the incorporation of companies) or seeking appointment of a receiver or trustee, or other similar official for it or for any substantial part of its properties or assets; or any corporate or partnership action is taken to authorize any of the actions referred to in this Section 5.1(c);

(d)
if any proceedings are instituted against the Corporation seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts or an order for similar relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under any statutes relating to the incorporation of companies) or seeking appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties or assets and such proceeding is not dismissed within sixty (60) days of its service on the Corporation;

(e)
if the Corporation takes any corporate proceedings for its dissolution, liquidation or if the corporate existence of the Corporation shall be terminated by expiration, forfeiture or otherwise, or if the Corporation ceases or threatens to cease, to carry on all or a substantial part of its business;

(f)
the date the Holder intends to convert this Debenture into Debenture Shares in accordance with the terms set out herein, the Corporation fails to have available out of its authorized but unissued share capital, for the purpose of effecting the conversion of this Debenture, such number of Common Shares as shall from time to time be sufficient to effect the conversion of this Debenture and such failure to have sufficient authorized but unissued share capital to effect the conversion is not cured within forty-five (45) days of the date of the Conversion Notice; and

(g)
if the Corporation is in material breach of the listing requirements of the NASDAQ (or such other securities exchange on which the Common Shares are then listed) and such breach is not cured by the Corporation within sixty (60) days after the date that the Corporation first becomes aware that it is in breach of the listing requirements of the NASDAQ (or the listing requirements of such other securities exchange on which Common Shares are then listed), then in each and every such event, the Principal Amount and interest on the Debenture shall forthwith become immediately due and payable to the Holder, anything herein contained to the contrary notwithstanding, and the Corporation shall forthwith pay to the Holder of the Debenture the amount of the Principal Amount and interest then accrued but unpaid on the Debenture and all other moneys payable under the provisions hereof together with interest at the rate of interest borne by the Debenture on such Principal Amount and interest from the date of the said Event of Default until payment is received by the Holder, and any moneys so received by the Holder shall be applied in the manner provided in Section 7.1.

ARTICLE VI
ENFORCEMENT AGENT

6.1
Enforcement of Rights in the Event of Default; Enforcement Agent.  This Debenture is one of the Series 9% Subordinated Convertible Debentures due [MATURITY DATE] issued by the Corporation pursuant to a prospectus included in a registration statement filed by the Corporation with the Securities and Exchange Commission on or about [FILING DATE] (collectively, the “Serial Debentures”).  Upon the occurrence of an Event of Default with respect to any Serial Debenture, including this Debenture and to provide for the collective and orderly enforcement of the rights of all holders of Serial Debentures affected by the Event of Default (the “Affected Serial Debentures”), holders of a majority in principal amount of the outstanding Affected Serial Debentures shall be entitled, upon ten (10) days’ prior notice to the Corporation and to all holders of Serial Debentures, to appoint an agent to represent all holders of Affected Serial Debentures to enforce the collective rights of such holders under the terms of the Serial Debentures (the “Enforcement Agent”).  Immediately upon request of any holder of a Serial Debenture, the Corporation agrees that it will provide such holder with a written list of the names and other contact information for all holders of Serial Debentures as they appear on the Corporation’s books and records on such date in order to permit any holder to provide notice relating to the occurrence of an Event of Default and/or the appointment of an Enforcement Agent to all Serial Debenture holders as permitted and/or required hereby.

6.2
Default Notice to Holders of Serial Debentures.  Upon receipt of written notice from a holder of a Serial Debenture of the occurrence of an Event of Default, the Enforcement Agent shall, as soon as practicable following receipt of such notice, send to each holder of a Serial Debenture written notice of the occurrence of an Event of Default, specifying therein the nature of the Event of Default and the date or approximate date of the occurrence of the Event of Default (the “Default Notice”), and holders of Serial Debentures shall have thirty (30) days from the date of the Default Notice to notify the Enforcement Agent that such holder’s Serial Debenture is an Affected Serial Debenture as a result of the occurrence of the Event of Default specified in the Default Notice.

6.3
Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to any Serial Debenture occurs, then in every such case the Enforcement Agent may declare the principal amount of all of the Affected Serial Debentures to be due and payable immediately, by a notice in writing to the Corporation, and upon any such declaration such principal amount (or lesser specified amount) of Affected Serial Debentures shall become immediately due and payable.  At any time after such a declaration of acceleration with respect to Affected Serial Debentures has been made and before a judgment or decree for payment of the money due has been obtained by the Enforcement Agent as hereinafter in this Article provided, the  holders of a majority in principal amount of the Affected Serial Debentures, by written notice to the Corporation and the Enforcement Agent, may rescind and annul such declaration and its consequences if: (a) the Corporation has paid or deposited with the Enforcement Agent a sum sufficient to pay: (i) all overdue interest on all Affected Serial Debentures; (ii) the principal of (and premium, if any, on) any Affected Serial Debentures which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Affected Serial Debentures; (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Serial Debentures; and (iv) all sums paid or advanced by the Enforcement Agent hereunder and the reasonable compensation, expenses, disbursements and advances of the Enforcement Agent, its agents and counsel; and (b) all Events of Default with respect to Affected Serial Debentures, other than the non-payment of the principal of Affected Serial Debentures which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.1.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

6.4
Collection and Suits for Enforcement by Enforcement Agent.  The Corporation covenants that if an Event of Default occurs with respect to the payment of interest and/or principal as and when due, then the Corporation will, upon demand of the Enforcement Agent, pay to it, for the benefit of the  holders of such Affected Serial Debentures, the whole amount then due and payable on such Affected Serial Debentures for principal and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed therefor in such Affected Serial Debentures, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Enforcement Agent, its agents and counsel.

If an Event of Default with respect to Serial Debentures occurs, the Enforcement Agent may in its discretion proceed to protect and enforce the rights of the  holders of Affected Serial Debentures by such appropriate judicial proceedings as the Enforcement Agent shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Affected Serial Debentures or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.

6.5
Enforcement Agent May File Proofs of Claim.  In case of any judicial proceeding relative to the Corporation, its property or its creditors, the Enforcement Agent shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the terms of the Serial Debentures in order to have claims of the holders of Affected Serial Debentures allowed in any such proceeding. In particular, the Enforcement Agent shall be authorized to collect and receive any moneys payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each  holder to make such payments to the Enforcement Agent and, in the event that the Enforcement Agent shall consent to the making of such payments directly to the  holders of Affected Serial Debentures, to pay to the Enforcement Agent any amount due it for the reasonable compensation, expenses, disbursements and advances of the Enforcement Agent, its agents and counsel, and any other amounts due the Enforcement Agent.

6.6
Enforcement Agent May Enforce Claims Without Possession of Serial Debentures. All rights of action and claims under the Serial Debentures may be prosecuted and enforced by the Enforcement Agent without the possession of any of the Serial Debentures or the production thereof in any proceeding relating thereto and holders of Affected Serial Debentures hereby appoint the Enforcement Agent their attorney-in-fact to represent them in such proceeding.  Any such proceeding instituted by the Enforcement Agent shall be brought in its own name on behalf of all holders of Affected Serial Debentures, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Enforcement Agent, its agents and counsel, be for the ratable benefit of the holders of the Affected Serial Debentures in respect of which such judgment has been recovered.

6.7
Application of Money Collected.  Any money collected by the Enforcement Agent pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Enforcement Agent and, in case of the distribution of such money on account of principal or any premium or interest, upon presentation of the Affected Serial Debentures and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Enforcement Agent; and

SECOND: To the payment of the amounts then due and unpaid for principal of and any premium and interest on the Affected Serial Debentures in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Affected Serial Debentures for principal and any premium and interest, respectively.

6.8
Limitation on Suits. Any holder of an Affected Serial Debentures shall have the right to institute any proceeding, judicial or otherwise, with respect to Affected Serial Debentures, or for the appointment of a receiver or trustee, or for any other remedy hereunder, if either of the following conditions are met:

(a)	an Enforcement Agent has not been appointed in accordance with the terms hereof within sixty (60) days following the occurrence of an Event of Default; or

(b)	if an Enforcement Agent has been appointed, all of the following conditions have been met:

(i)	such holder has previously given written notice to the Enforcement Agent of a continuing Event of Default with respect to the Affected Serial Debentures; and

(ii)	the Enforcement Agent fails to institute any proceeding to enforce the obligations of the Corporation with respect to the Event of Default within ninety (90) days following appointment;

it being understood and intended that no one or more of such  holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of an Affected Serial Debenture to affect, disturb or prejudice the rights of any other of such  holders, or to obtain or to seek to obtain priority or preference over any other of such  holders or to enforce any right under this Debenture, except in the manner herein provided and for the equal and ratable benefit of all of such holders.

6.9
Restoration of Rights and Remedies.  If the Enforcement Agent or any holder of Affected Serial Debentures has instituted any proceeding to enforce any right or remedy under the terms of the Affected Serial Debentures and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Enforcement Agent or to such holder of Affected Serial Debentures, then and in every such case, subject to any determination in such proceeding, the Corporation, the Enforcement Agent and the holders of Affected Serial Debentures shall be restored severally and respectively to their former positions and all rights and remedies of the Enforcement Agent and the holders of Affected Serial Debentures shall continue as though no such proceeding had been instituted.

6.10
Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Enforcement Agent or to the holders of Affected Serial Debentures is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

6.11
Delay or Omission Not Waiver.  No delay or omission of the Enforcement Agent or of any holder of any Affected Serial Debentures to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Enforcement Agent or to the holders of Affected Serial Debentures may be exercised from time to time, and as often as may be deemed expedient, by the Enforcement Agent or by the holders of Affected Serial Debentures, as the case may be.

6.12
Control by Holders.  The holders of a majority in principal amount of the Affected Serial Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Enforcement Agent, or exercising any power conferred on the Enforcement Agent, with respect to the Affected Serial Debentures, provided that:

(a)	such direction shall not be in conflict with any rule of law or with the terms of the Serial Debentures,

(b)	the Enforcement Agent may take any other action deemed proper by the Enforcement Agent which is not inconsistent with such direction, and

(c)
the Enforcement Agent shall have the right to decline to follow any such direction if the Enforcement Agent in good faith determines that the proceedings so directed would involve the Enforcement Agent in personal liability.

6.13
Waiver of Past Defaults. The holders of not less than a majority in principal amount of the Affected Serial Debentures may on behalf of the holders of all Affected Serial Debentures waive any past default hereunder with respect to such Affected Serial Debentures and its consequences, except a default in the payment of the principal of or any premium or interest on any Affected Serial Debentures.   Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Affected Serial Debentures; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

ARTICLE VII
OTHER RIGHTS OF THE HOLDER

7.1
Rights of Set-Off.  The Corporation acknowledges and agrees that the Principal Amount and the other obligations hereunder shall be paid, satisfied and discharged to the Holder without regard to such dealings as may from time to time occur as between any one or more of the Holder, the Corporation and any other person and without regard to such equities or rights of set-off or counterclaim which may from time to time exist between any one or more of the Holder, the Corporation or any other person, and that the Principal Amount and other obligations hereof shall be paid without regard to any equities between the Corporation and the Holder hereof or any set-off or cross-claims and the receipt of the Holder for the payment of the Principal Amount will be a good discharge to the Corporation in respect thereof.

7.2
No Merger.  Neither the taking of any judgment nor the exercise of any rights hereunder shall operate to extinguish the obligation of the Corporation to pay the monies under this Debenture and shall not operate as a merger of any covenant in this Debenture, and the acceptance of any payment shall not constitute or create a novation, and the taking of a judgment or judgments under a covenant herein contained shall not operate as a merger of those covenants and affect the Holder's right to interest under this Debenture.

ARTICLE VIII
SUBORDINATION

8.1
Applicability of Article.  The indebtedness, liabilities and obligations of the Corporation hereunder, whether on account of principal, premium, if any, interest or otherwise, but excluding the issuance of Debenture Shares upon any conversion pursuant to Article IV (collectively, the “Debenture Liabilities”), shall be subordinated and postponed and subject in right of payment, to the extent and in the manner hereinafter set forth in the following Sections of this Article VIII, to the full and final payment of all Senior Indebtedness, and each Holder of this Debenture by his/her/its acceptance thereof agrees to and shall be bound by the provisions of this Article VIII.

8.2
Order of Payment.  In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relative to the Corporation, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or voluntary winding-up of the Corporation, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Corporation:

(a)	all Senior Indebtedness shall first be paid in full, or provision made for such payment, before any payment is made on account of Debenture Liabilities;

(b)
any payment or distribution of assets of the Corporation, whether in cash, property or securities, to which the Holder of this Debenture would be entitled except for the provisions of this Article VIII, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

(c)
the Senior Creditors or a receiver or a receiver-manager of the Corporation or of all or part of its assets or any other enforcement agent may sell, mortgage, or otherwise dispose of the Corporation's assets in whole or in part, free and clear of all Debenture Liabilities and without the approval of the Holder or any requirement to account to the Holder.

8.3
Subrogation to Rights of Holders of Senior Indebtedness.  Subject to the prior payment in full of all Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Corporation to the extent of the application thereto of such payments or other assets which would have been received by the Holder but for the provisions hereof until the principal of, premium, if any, and interest on the Debenture shall be paid in full, and no such payments or distributions to the Holder of cash, property or securities, which otherwise would be payable or distributable to the holders of the Senior Indebtedness, shall, as between the Corporation, its creditors other than the holders of Senior Indebtedness, and the Holder, be deemed to be a payment by the Corporation to the holders of the Senior Indebtedness or on account of the Senior Indebtedness, it being understood that the provisions of this Article VIII are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of Senior Indebtedness, on the other hand.

Holder hereby waives any and all rights to require a Senior Creditor to pursue or exhaust any rights or remedies with respect to the Corporation or any property and assets subject to any Senior Security or in any other manner to require the marshalling of property, assets or security in connection with the exercise by the Senior Creditors of any rights, remedies or recourses available to them.

8.4
Obligation to Pay Not Impaired.  Nothing contained in this Article VIII or elsewhere in this Debenture is intended to or shall impair, as between the Corporation, its creditors other than the holders of Senior Indebtedness, and the Holder, the obligation of the Corporation, which is absolute and unconditional, to pay to the Holder the principal of, premium, if any, and interest on the Debenture, as and when the same shall become due and payable in accordance with the terms herein, or affect the relative rights of the Holder and creditors of the Corporation other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this Article VIII of the holders of Senior Indebtedness.

8.5
No Payment if Senior Indebtedness in Default.  Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, or any other enforcement of any Senior Indebtedness, then all such Senior Indebtedness shall first be paid in full, or shall first have been duly provided for, before any payment is made on account of the Debenture Liabilities.

In case of a circumstance constituting a default or event of default with respect to any Senior Indebtedness permitting (whether at that time or upon notice, lapse of time, or satisfaction of any other condition precedent) a Senior Creditor to demand payment or accelerate the maturity thereof where the notice of such default or event of default has been given by or on behalf of the holders of Senior Indebtedness to the Corporation or the Corporation otherwise has knowledge thereof, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no payment (by purchase of Debentures or otherwise) shall be made by the Corporation with respect to the Debenture Liabilities and the Holder shall not be entitled to demand, institute proceedings for the collection of (which shall, for certainty include proceedings related to an adjudication or declaration as to the insolvency or bankruptcy of the Corporation and other similar creditor proceedings), or receive any payment or benefit (including without limitation by set-off, combination of accounts or otherwise in any manner whatsoever) on account of the Debenture after the happening of such a default or event of default, and unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, such payments shall be held in trust for the benefit of, and, if and when such Senior Indebtedness shall have become due and payable, shall be paid over to, the holders of the Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing an amount of the Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

The fact that any payment hereunder is prohibited by this Section 8.5 shall not prevent the failure to make such payment from being an Event of Default hereunder.

8.6
Payment on Debentures Permitted.  Nothing contained in this Article VIII or elsewhere in this Debenture, shall affect the obligation of the Corporation to make, or prevent the Corporation from making, at any time except as prohibited by Sections 8.2 or 8.5, any payment of principal of or, premium, if any, or interest on the Debenture.  The fact that any such payment is prohibited by Sections 8.2 or 8.5 shall not prevent the failure to make such payment from being an Event of Default hereunder. Nothing contained in this Article VIII or elsewhere in this Debenture, shall prevent the conversion of this Debenture.

8.7
Rights of Holders of Senior Indebtedness Not Impaired.  No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein will at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Corporation or by any non-compliance by the Corporation with the terms, provisions and covenants of this Debenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

8.8
Altering the Senior Indebtedness.  The holders of the Senior Indebtedness have the right to extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and to release, sell or exchange such security and otherwise to deal freely with the Corporation, all without notice to or consent of Holder and without affecting the liabilities and obligations of Corporation and the Holder hereunder.

8.9
Additional Indebtedness.  This Debenture does not restrict the Corporation from incurring additional indebtedness for borrowed money or other obligations or liabilities (including Senior Indebtedness) or mortgaging, pledging or charging its properties to secure any indebtedness or obligations or liabilities.

8.10
Right of Holder to Convert Not Impaired.  The subordination of the Debentures to the Senior Indebtedness and the provisions of this Article VIII do not impair in any way the right of a Debentureholder to convert its Debentures pursuant to Article IV.

8.11
Invalidated Payments.  In the event that any of the Senior Indebtedness shall be paid in full and subsequently, for whatever reason, such formerly paid or satisfied Senior Indebtedness becomes unpaid or unsatisfied, the terms and conditions of this Article VIII shall be reinstated and the provisions of this Article VIII shall again be operative until all Senior Indebtedness is repaid in full, provided that such reinstatement shall not give the Senior Creditors any rights or recourses against Holder for amounts paid to the Holder subsequent to such payment or satisfaction in full and prior to such reinstatement.

ARTICLE IX
ADMINISTRATIVE PROVISIONS

9.1
Transfer of Debenture.  This Debenture may be transferred only by transfer in writing in the form attached hereto as Schedule “B”, and will only be effective as regards the Corporation when delivered at the registered office of the Corporation in Goleta, California accompanied by this Debenture together with such evidence of identity or title as the Corporation may reasonably require and upon payment of all applicable transfer taxes.  Thereupon, the Corporation will record such transfer on its books and issue a new debenture to the transferee in exchange for this Debenture.

9.2
Registered Holders.  The person in whose name this Debenture shall be registered shall be deemed and regarded as the owner and holder hereof for all purposes, and the payment to and/or receipt of any Holder for any Principal Amount or interest hereby secured shall be a good discharge of the Corporation for the same, and the Corporation shall not be bound to enter in the register notice of any trust or to inquire into the title of any Holder or to recognize any trust or equity affecting the title hereof save as ordered by some court of competent jurisdiction or as required by statute.

ARTICLE X
MISCELLANEOUS

10.1	Time. Time shall be of the essence of this Debenture.

10.2
Governing Law.  This Debenture shall be governed by, interpreted under and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California applicable to contracts made and to be performed therein.  In the event that it is necessary to institute any action to enforce any right granted herein or to redress any alleged breach hereof, then the exclusive venue for such action shall reside with the applicable court located in Santa Barbara County, California  or the closest city thereto within the State of California.

10.3
Severability.  If any one or more of the provisions or parts thereof contained in this Debenture should be or become invalid, illegal or unenforceable, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed.

10.4
Headings.  The headings of the articles, sections, subsections and clauses of this Debenture have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Debenture.

10.5
Binding Effect.  This Debenture and all of its provisions shall inure to the benefit of the Holder, its successors and assigns, and shall be binding upon the Corporation and its successors and permitted assigns.  The expression the “Holder” as used herein shall include the Holder's assigns whether immediate or derivative.

10.6
Notices.  Any notice required or permitted to be given under this Debenture or any tender or delivery of documents may be given by personal delivery to Holder at the address of the Holder appearing on the books and records of the Corporation.   Any notice required or permitted to be given under this Debenture or any tender or delivery of documents may be given by personal delivery or facsimile transmission to the Corporation at the following address:  445 Pine Avenue, Goleta, California 93117, Fax:  [__________________], Attention:  President and Chief Executive Officer.

Any notice or delivery shall be given as herein provided or to such other addresses or telecopier number or in care of such other person as a party may from time to time advise by notice in writing as aforesaid.  The date of receipt of such notice or delivery shall be the date of actual delivery to the address specified if delivered or the date of actual transmission to the telecopier number if telecopied, unless such date is not a Business Day, in which event the date of receipt shall be the next Business Day immediately following the date of such delivery or transmission.

  IN WITNESS WHEREOF the Corporation has duly executed these presents as of the date first written above by its duly authorized officer.

COMMUNITY WEST BANCSHARES

By:
Name:	Lynda J. Nahra
Title:	President and Chief Executive Officer

SCHEDULE “A”

CONVERSION FORM

TO:          Community West Bancshares (the “Corporation”)

The undersigned registered holder of the convertible debenture (the “Debenture”) represented by the within certificate hereby subscribes for Debenture Shares of the Corporation pursuant to the within Debenture certificate on the terms specified in the within Debenture certificate, to the extent of  $______________ of Principal Amount, which certificate is hereby tendered to the Corporation and which will, upon due issuance of the Debenture Shares aforesaid and, if required, any replacement certificate for any portion of the Debenture not converted, be null and void.

The Debenture Shares and certificates therefor deliverable upon Conversion in payment of the accrued and unpaid interest thereon to the date of this Notice and the Debenture reissued in the Principal Sum not being surrendered for Conversion hereby, shall be registered in the name of and/or delivered to the name set forth below unless a different name has been provided to the Corporation.  All capitalized terms used and not defined herein have the respective meanings assigned to them in the Debenture.  The Conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the Holder of the Principal Amount of the Debenture set forth above shall cease and the person or persons in whose name or names the Debenture Shares issued at Conversion shall be registered shall be deemed to have become the Holder or Holders of record of the Debenture Shares  represented thereby and all voting and other rights associated with the beneficial ownership of such Debenture Shares shall at such time vest with such person or persons.

The Debenture Shares subscribed for will be issued as set forth below and will be mailed to the address set forth below.

Date and time:

If subscriber not an individual:	By:

Name:

Title:

If subscriber is an individual:
Signature of Subscriber

Print Name:

Print below the name and address in full of the person in whose name the Debenture Shares subscribed for are to be issued.  If the Debenture Shares subscribed for are to be issued to more than one person, similar information must be provided for each person, as well as the number of Debenture Shares to be issued to each.  (If any of the Debenture Shares are to be issued to a person or persons other than the holder of the within Debenture certificate, the holder must pay to the Corporation all requisite taxes.)

Name:

Address:

Social Security or other Tax Identification Number:

SCHEDULE "B"

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to ____________________(name of transferee)  $________________ (indicate principal amount of debentures being transferred) principal amount of convertible debentures of Community West Bancshares represented by certificate(s) no. ________________(indicate number(s) of certificate(s) being transferred) and irrevocably constitutes and appoints ________________ (indicate name of attorney) as attorney to transfer such debenture(s) on the securities register of Community West Bancshares, with full power of substitution.

DATED:

If transferor is not an individual:	Entity Name:

By:

Name:

Title:

If transferor is an individual:
Signature of Subscriber

Print Name: